UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

Thomas Weisel Partners Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	No. 000-51730	No. 20-3550472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Montgomery Street San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

(415) 364-2500

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)::

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers

(e) On April 22, 2010, the Board of Directors of Thomas Weisel Partners Group, Inc. (the “Company”) upon the recommendation of its Compensation Committee authorized the Company: (1) to enter into agreements to cancel performance awards previously granted on August 6, 2008 to each of Mr. Thomas Carbeau, Head of Institutional Sales, Mr. Keith Gay, Head of Research, Mr. William McLeod, Co-Head of Investment Banking, Mr. Bradford Raymond, Co-Head of Investment Banking, Mr. Anthony Stais, Head of Trading, and Mr. Shaugn Stanley, Chief Administrative Officer, and (2) to replace those awards with new restricted stock unit awards based on time vesting over three years and with no performance condition. A copy of the form of the Agreement is furnished herewith as Exhibit 99.1 to this current report on Form 8-K. The grant date for the new restricted stock unit awards was April 25, 2010.

On April 22, 2010, Board of Directors upon the recommendation of its Compensation Committee approved the grant of up to 3,180,000 additional restricted stock units to certain employees, including executive officers of the Company. In order to have the desired effect of retaining and motivating employees, these new restricted stock units would be subject to a three year cliff vesting provision and would be granted only to those employees who agreed to extend their required notice to terminate employment with the Company through the later of 90 days following notice or June 30, 2011. A copy of the form of Restricted Stock Unit Award Agreement is furnished herewith as Exhibit 99.2 to this current report on Form 8-K. The grant date for the new restricted stock unit awards was April 23, 2010.

On April 22, 2010, the Board of Directors upon the recommendation of its Compensation Committee approved the waiver of certain requirements for vesting of restricted stock units (including the above mentioned awards) held by current employees of the Company including each of our executive officers (other than those employees who have given notice of an intention to terminate their employment with the Company prior to April 23, 2010). The waiver is effective as of April 23, 2010 and eliminates any continued employment service requirements for vesting under Section 11(d)(i) of the Company’s Third Amended and Restated Equity Incentive Plan, if and so long as (but only for so long as) the holder of such restricted stock unit refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date or dates of such awards. If an employee does engage in a competitive activity or a soliciting activity prior to the relevant vesting date or dates of such awards, any unvested portion of such award will be immediately cancelled. As a result of the waiver of any continued employment service requirements for vesting, the Company will immediately recognize non-cash share-based compensation expense for the fair value of grants of restricted stock unit awards that are subject only to the passage of time. The Company will recognize a non-cash share based compensation charge in the second quarter of 2010 that the Company estimates to be between $55 million and $60 million attributable to the aforementioned modifications and grants.

The information furnished in this report, including Exhibits 99.1 and 99.2, shall not be deemed to constitute an admission that such information or exhibit is required to be filed or that such information or exhibit contains material information. In addition, the Registrant does not assume any obligation to update such information or exhibit in the future.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished as part of this Current Report on Form 8-K:

99.1 Form of Agreement (April 25, 2010); and

99.2 Form of Restricted Stock Unit Award Agreement (April 2010).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thomas Weisel Partners

Date: April 27, 2010	By:	/s/ Ryan Stroub
	Name:	Ryan Stroub
	Title:	Chief Financial Officer